Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: September 2005

1)	Beginning of the Month Principal Receivables:	$36,945,136,902.34
2)	Beginning of the Month Finance Charge Receivables:	$711,576,433.50
3)	Beginning of the Month AMF Receivables :	$81,640,525.58
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$37,738,353,861.42

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$36,143,288,114.01
16)	End of the Month Finance Charge Receivables:	$723,322,461.83
17)	End of the Month AMF Receivables	$78,121,833.73
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$36,944,732,409.57

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$32,143,618,146.39

22)	End of the Month Seller Percentage	11.07%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: September 2005

		ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2) 30 - 59 days delinquent	445,807	$496,289,662.15
	3) 60 - 89 days delinquent	288,683	$335,821,211.25
	4) 90+ days delinquent	569,928	$705,423,405.96

	5) Total 30+ days delinquent	1,304,418	$1,537,534,279.36

	6) Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.16%

7)	Defaulted Accounts during the Month	187,812	$208,713,071.41

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		6.78%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: September 2005

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$6,653,292,281.93	17.63%

2)	Collections of Principal Receivables and Principal Payment Rate		$5,978,062,908.96	16.18%

	3)	Prior Month Billed Finance Charges and Fees	$492,241,158.00
	4)	Amortized AMF Income	$43,171,660.95
	5)	Interchange Collected	$87,307,035.56
	6)	Recoveries of Charged Off Accounts	$59,046,161.71
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$681,766,016.22	22.14%

	Capital One Master Trust (AMF COLLECTIONS)
	MONTHLY PERIOD: September 2005

1)	Beginning Unamortized AMF Balance			$228,059,848.53
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$36,635,017.70
	4)	- Amortized AMF Income	$43,171,660.95
5)	Ending Unamortized AMF Balance			$221,523,205.28

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables